EXHIBIT 6



                                ESCROW AGREEMENT

         ESCROW AGREEMENT (this "AGREEMENT"), dated as of October 8, 2004, by and among Jarden Corporation, a Delaware corporation (the "COMPANY"), Warburg Pincus Private Equity VIII, L.P. (the "INVESTOR") and National City Bank, a national banking association, as escrow agent (the "ESCROW AGENT"). The Investor and the Company are sometimes referred to herein, collectively, as the "INTERESTED PARTIES."

                                 R E C I T A L S

         WHEREAS, the Investor and the Company are parties to a Purchase Agreement, dated as of September 19, 2004 (the "PURCHASE AGREEMENT"), pursuant to which the Investor will purchase from the Company, and the Company will sell to the Investor, 128,571 shares of Series B Convertible Participating Preferred Stock of the Company (the "SERIES B PREFERRED STOCK"), 200,000 shares of Series C Mandatory Convertible Participating Preferred Stock of the Company (the "SERIES C PREFERRED STOCK" and, together with the Series B Preferred Stock, the "PREFERRED STOCK") and 714,286 shares of Common Stock, par value $0.01 per share, of the Company (the "COMMON STOCK"); and

         WHEREAS, Section 1.2(a)(2) of the Purchase Agreement provides that the Company shall deposit certificates (the "STOCK CERTIFICATES") representing, respectively, the number of Preferred Shares and Common Shares (collectively the "SECURITIES") with the Escrow Agent;

         WHEREAS, Section 1.2(a)(3) of the Purchase Agreement provides that the Investor shall deliver by wire transfer of immediately available United States funds the purchase price thereof in the amount of $350,000,000 (the "CASH PROCEEDS") with the Escrow Agent;

         WHEREAS, the Cash Proceeds are needed for the payment of amounts due under the AHI Acquisition Agreement in connection with the closing of the transactions contemplated thereby in accordance with the terms and condition of the AHI Acquisition Agreement.

         WHEREAS, the parties desire that the Escrow Agent shall hold, and the Escrow Agent has agreed to hold, all amounts and Stock Certificates delivered to and deposited with the Escrow Agent hereunder in escrow on the terms and conditions provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. DEFINITIONS. Unless otherwise defined, the defined terms herein shall have the same meanings herein as in the Purchase Agreement.

         2. APPOINTMENT OF ESCROW AGENT; ESCROW DEPOSIT. The Investor and the Company hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein.

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Simultaneously with the execution of this Agreement, the Company has deposited the Stock Certificates (undated in the case of the Stock Certificates for the Preferred Stock) registered in the name of National City Bank, as Escrow Agent and the Investor has deposited the Cash Proceeds with the Escrow Agent. All of such Cash Proceeds, together with any interest accrued thereon, shall be hereinafter referred to as the "ESCROW CASH." The Stock Certificates and the Escrow Cash are collectively referred to as the "ESCROW DEPOSIT." The Escrow Agent shall credit to an account (the "ESCROW ACCOUNT") the Escrow Cash and shall hold, invest, reinvest, manage, administer, distribute and dispose of the Escrow Deposit only in accordance with the terms and conditions of this Agreement.

         3. INVESTMENT OF ESCROW CASH. Until the termination of this Agreement, the Escrow Cash shall be fully invested (as directed by the Company by written instruction to the Escrow Agent) solely in one or more of the investments referred to below:

                (a) interest bearing time deposits with maturity dates of 30 days or less of any bank located within the United States of America, including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; PROVIDED that any amount held on deposit in any bank having a capital and surplus of less than $50,000,000 shall be so invested only if such amount is insured by the Federal Deposit Insurance Corporation ("FDIC");

                (b) certificates of deposit with maturity dates of 30 days or less issued by the commercial banking department (if any) of the Escrow Agent, or of any bank located in the United States of America, PROVIDED, HOWEVER, that either (A) any such bank shall have a capital and surplus of at least $50,000,000, or (B) the full amount of each and every certificate of deposit issued by any such bank to the Escrow Agent hereunder shall be insured by the FDIC;

                (c) direct obligations of, or obligations guaranteed as to all principal and interest by, the United States of America, in each case with maturity dates of 30 days or less;

                (d) repurchase agreements with maturity dates of 30 days or less that are fully secured as to payment of principal and interest by collateral consisting of obligations described in Sections 3(a) through 3(c) above;

                (e) commercial paper with maturity dates of 30 days or less that is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc., or better; or

                (f) investments in institutional money market funds investing principally in obligations permitted by Sections 3(a) through (e) above or any money markets offered by the Escrow Agent or its Affiliate relating to which the Escrow Agent or its Affiliate serves as primary investment advisor and receives a fee.

                In the event that the Escrow Agent does not receive written investment instructions from the Company, the Company directs the Escrow Agent to invest/reinvest the Escrow Cash in Armada Money Market Fund which fund invests solely in obligations permitted in Section 3(f) above (for which the Escrow Agent or an Affiliate serves as primary investment advisor and receives a fee) until such investment instruction is received. The parties

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

acknowledge that the Escrow Agent shall not be responsible for any diminution in the Escrow Cash due to losses resulting from investments made pursuant to this Agreement, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. All earnings or income from investments shall be added to the Escrow Cash.

         4. RELEASE FROM ESCROW UPON AHI ACQUISITION. The Escrow Agent shall hold the Escrow Deposit in escrow in accordance with this Agreement and shall make payments or transfers from the Escrow Deposit only (i) in accordance with this Section 4 for (x) the payment of amounts due under the AHI Acquisition Agreement in connection with the closing of the transactions contemplated thereby (including, without limitation, amounts due by the Company under applicable tax law pursuant to Section 16(c)) or (y) the repayment of indebtedness required in connection with the closing of the AHI Acquisition,
(ii) the payment of amounts due with respect to any withholding taxes required to be remitted to any taxing authority with respect to any payment made under the AHI Acquisition Agreement, (iii) in accordance with Section 5 or 14(b) of this Agreement or (iv) upon joint written instructions from the Company and the Investor.

                (a) No less than 2 Business Days prior to the AHI Acquisition, the Company shall deliver a written notice (the "AHI ACQUISITION NOTICE") to the Escrow Agent, with a copy to the Investor, setting forth the date on which the AHI Acquisition is scheduled to close in accordance with the terms of the AHI Acquisition Agreement (as such term is defined in the Purchase Agreement) and the wire transfer instructions for (x) the payment of the Cash Proceeds to the sellers under the AHI Acquisition Agreement or otherwise in accordance with
Section 3.1 of the AHI Acquisition Agreement (including, without limitation, the payment of amounts due by the Company under applicable tax law pursuant to
Section 16(c)), (y) the repayment of indebtedness required in connection with the closing of the transactions contemplated thereby or (z) the payment by the Company of amounts due in respect of any withholding taxes required to be remitted to any taxing authority with respect to any payment made under the AHI Acquisition Agreement. The Company shall deliver with the AHI Acquisition Notice a properly completed Form W-9 (or Form W-8 BEN, in the case of non-U.S. persons) for each person receiving payment under this Section 4(a). For purposes of this Agreement, the term "BUSINESS DAY" shall mean any day on which banks are open for business in New York, New York and on which the Escrow Agent is open for business in Cleveland, Ohio.

                (b) On the date specified in the AHI Acquisition Notice, the Escrow Agent shall take the following actions:

                    (i) (x) deliver the Stock Certificates for the Preferred Stock with stock powers completed by the Escrow Agent to the Company's transfer agent, (y) request delivery by the transfer agent of new stock certificates for the Preferred Stock (in the name of the Investor or as otherwise directed by the Investor in writing prior to such date) and (z) deliver electronically the Common Stock (in the name of the Investor or as otherwise directed by the Investor in writing prior to such date) to such brokerage account as shall have previously been notified in writing by the Investor to the Escrow Agent;

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                    (ii) wire transfer in immediately available United States
funds from the Escrow Account to the bank account(s) designated in the AHI Acquisition Notice an amount equal to the Cash Proceeds; and

                    (iii) wire transfer in immediately available United States funds to the Company's bank account set forth in Section 13(b) the remainder of the Escrow Cash.

                On the date specified in the AHI Acquisition Notice, the Company shall (i) reconfirm to the Investor that the AHI Acquisition is closing on such date and (ii) deliver to the Investor's counsel (Wachtell, Lipton, Rosen & Katz) stock certificates for the Preferred Stock (in the name of the Investor or as otherwise directed by the Investor in writing prior to such date), together with a letter, INTER ALIA, irrevocably instructing such counsel to hold such certificates in escrow and not deliver them to any person unless and until the Escrow Agent has taken the actions set forth in clause (b)(i) above. The Investor hereby acknowledges and agrees that it will cause its counsel to comply with such instructions. Simultaneously with the actions set forth in clauses (i) through (iii) above, the Company shall cause the transfer agent to register on the Company's stock ledgers the issuance of the Securities to the Investor.

         5. RELEASE FROM ESCROW DEPOSIT UPON AHI TERMINATION EVENT.

                (a) Within 2 Business Days following the delivery by an Interested Party to the Escrow Agent and the other Interested Party (the "NOTICE RECIPIENT"), of a AHI Termination Event Notice in accordance with the terms of
Section 5(c) below (the "TERMINATION RESPONSE PERIOD"), the Notice Recipient may respond to the AHI Termination Event Notice. If the Notice Recipient does not respond to the AHI Termination Event Notice within the Termination Response Period, the terms of such notice shall be deemed to be approved by the Notice Recipient, and the Escrow Agent shall release the Escrow Deposit as follows:

                    (i) deliver the Stock Certificates to the Company; and

                    (ii) wire transfer the Escrow Cash in immediately available United States funds to the Investor's bank account set forth in Section 13(b).

                (b) At any time during the Termination Response Period, the Notice Recipient may notify the other parties to this Agreement in writing that it is disputing the AHI Termination Event Notice. Thereafter, the Escrow Agent shall not distribute any part of the Escrow Deposit until the occurrence of one of the following events:

                    (i) The Escrow Agent shall have been directed to distribute such part of the Escrow Deposit in accordance with the joint written instructions of the Company and the Investor;

                    (ii) The Escrow Agent shall have been directed to distribute such part of the Escrow Deposit to the Company in accordance with the instructions of the Investor or to the Investor in accordance with the instructions of the Company; or

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


                    (iii) The Escrow Agent shall have received a certified or official copy of a final binding/nonapealable decision of any court of competent jurisdiction or arbitral panel from which no appeal may be taken, in which case the Escrow Agent shall distribute such part of the Escrow Deposit to the Company and/or the Investor to the extent provided in such final binding/nonapealable decision.

                (c) For purposes of this Agreement, the Investor and/or the Company may send a notice (the "AHI TERMINATION EVENT NOTICE") specifying that the transactions described in Section 1.3 of the Purchase Agreement are terminated as follows:

                    (i) at any time, a written notice from the Investor to the Escrow Agent and the Company (A) if the AHI Acquisition Agreement has been terminated or (B) following March 15, 2005, if the AHI Acquisition has not occurred;

                    (ii) at any time, a written notice from the Company to the Escrow Agent and the Investor, if an Acquisition Termination Event has occurred; provided that the Company has delivered to the Investor (with a copy to the Escrow Agent) a written notice stating that the Company has a BONA FIDE intention not to pursue any transaction whereby the Company would acquire a majority of the voting stock of AHI or all or substantially all of the assets of AHI; "ACQUISITION TERMINATION EVENT" means termination for any reason of the AHI Acquisition Agreement; PROVIDED, HOWEVER, that an Acquisition Termination Event shall not be deemed to have occurred until the 30th day following such termination, and shall not be deemed to have occurred if within such 30 day period the Corporation or any of the Company Subsidiaries shall have agreed to acquire a majority of the voting stock of AHI or all or substantially all of the assets of AHI or the Company or AHI shall have publicly announced an interest in making or pursuing such a transaction after such termination; or

                    (iii) at any time, a written notice from either Interested Party to the Escrow Agent and the other Interested Party if a Governmental Entity shall have issued an order or taken any other action (if a Governmental Entity shall have issued an order or taken any other action (which order or other action the party seeking to terminate shall have used all of its reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 3.1 of the Purchase Agreement)) enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement or this Agreement, and such order or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the Interested Party seeking to send a AHI Termination Event Notice pursuant to this clause (iii) has fulfilled its obligations under Section 3.1 of the Purchase Agreement.

                    Any AHI Termination Event Notice shall specify that (x) it is an AHI Termination Event Notice and (y) the clause of this Section 5 pursuant to which it is being sent. Notwithstanding anything herein to the contrary, the Escrow Agent does not have any duty or obligation to determine or otherwise consider whether the Interested Party sending the AHI Termination Notice is or is not entitled to send such notice under the terms of clauses (i), (ii) or
(iii) of this Section 5.

         6. CONDITIONS TO ESCROW. The Escrow Agent agrees to hold the Escrow Deposit and to perform its obligations in accordance with the terms and provisions of this Agreement. The Investor and the Company agree that the Escrow Agent does not assume any responsibility for the failure of the Investor or the Company to perform their respective obligations in accordance with the Purchase Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

                (a) The Escrow Agent undertakes to perform only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for any of the Interested Parties. The Escrow Agent shall neither be responsible for, or chargeable with knowledge of the terms and conditions of any other agreement, instrument or document between the Interested Parties, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the duties contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.

                (b) The parties to this Agreement hereby acknowledge and agree that all instructions, directions or other communications given by the Investor or the Company shall be made pursuant to a writing signed by a duly authorized officer of the Investor or the Company, as the case may be. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

                (c) The Escrow Agent shall not be liable for any action taken and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

         7. SUCCESSOR ESCROW AGENT.

                (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days notice in writing to the parties of such resignation specifying a date when such resignation shall take effect. The Investor and the Company agree to designate a successor escrow agent, by a jointly executed written instrument delivered to the Escrow Agent, together with the acceptance of such successor on or before such effective date. After the effective date of such resignation, the Escrow Agent shall be under no further obligation to perform any of the duties of the Escrow Agent under this Agreement other than to deliver the Escrow Deposit, and any notices or other written communications or documents received by the Escrow Agent in its capacity as such, to the successor escrow agent.

                (b) In the event that the bank acting as Escrow Agent merges or consolidates with another bank or sells or transfers all or substantially all of its assets or trust business, then the successor or resulting bank shall be the Escrow Agent hereunder without the

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

necessity of further action or the execution of any document, so long as such successor or resulting bank meets the requirements of a successor escrow agent hereunder.

         8. INDEMNIFICATION. The Company and Investor hereby agrees to jointly and severally indemnify the Escrow Agent, its directors, officers, agents and employees (collectively, the "INDEMNIFIED PARTIES") for and to hold them harmless against any loss, liability or expense (including, without limitation, all expenses reasonably incurred in its investigation and defense) incurred without gross negligence or willful misconduct on the part of the Indemnified Parties arising out of or in connection with this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement. Without limiting the foregoing, the Company will pay and will hold harmless the Investor against all costs and expenses relating to the indemnification of the Escrow Agent pursuant to this Section 8.

         9. DISTRIBUTIONS; CONVERSION. Any securities or other property to be received as a distribution or dividend with respect to, in substitution of, as a conversion of, or in exchange for the Securities, pursuant to the Articles of Incorporation of the Company or otherwise, shall be directed by the Company to the Escrow Agent to substitute and replace the Securities.

         10. BUSINESS DAYS. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a Business Day, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day. Notwithstanding anything herein to the contrary, in no event shall the Escrow Agent be required to disburse funds (or take any other actions required of the Escrow Agent) sooner than 2 Business Days following the receipt of instructions or the passage of the applicable time period.

         11. ESCROW COSTS. Unless specifically set forth herein, the Company agrees to pay the Escrow Agent reasonable compensation as set out on Exhibit A (attached hereto) for the services to be rendered hereunder and furthermore will pay or reimburse Escrow Agent upon request for all expenses, disbursements and advances, including attorney's reasonable fees, incurred or made by it in connection with carrying out its duties hereunder.

         12. TRUST FUND. The Escrow Deposit shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Company.

         13. NOTICES AND WIRING INSTRUCTIONS. (a) All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) or by facsimile transmissions to any party at the address specified below, or at such address, to the attention of such other person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 13.

If to the Company:
                                    Jarden Corporation
                                    555 Theodore Fremd Avenue
                                    Suite B-320
                                    Rye, New York 10580
                                    Telephone: (914) 967-9400
                                    Telecopy: (914) 967-9405
                                    Attn: Martin E. Franklin


Copy to:
                                    Willkie Farr & Gallagher LLP
                                    787 Seventh Avenue
                                    New York, New York 10019
                                    Telephone: (212) 728-8592
                                    Telecopy: (212) 728-8111
                                    Attn: Jeffrey S. Hochman, Esq.


If to the Investor:
                                    Warburg, Pincus Private Equity VIII, L.P.
                                    466 Lexington Avenue
                                    New York, New York 10017
                                    Telephone: (212) 878-0600
                                    Telecopy:  (212) 716-5032
                                    Attn:   Charles Kaye
                                            David Barr


Copy to:
                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019-6150
                                    Telephone: (212) 403-1000
                                    Telecopy:  (212) 403-2000
                                    Attn:   Andrew R. Brownstein, Esq.
                                            David M. Silk, Esq.



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

If to the Escrow Agent:
                                    National City Bank
                                    1900 East 9th Street, LOC 2111
                                    Cleveland, OH  44114
                                    Attn:  Dawn DeWerth
                                    Telephone:  (216) 222-9225
                                    Telecopy:  (216) 222-7044


Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the day when actually received by U.S. mail, on the business day after deposit with a reputable overnight courier service or on the business day following the date on which the sender receives confirmation of receipt of a notice sent by facsimile, as the case may be.


                (b) WIRING INSTRUCTIONS. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 13(a) above):

If to Investor:

          Bank:            JP Morgan Chase
          ABA #:           021000021
          Acct. #:         323-381685
          Acct. Name:      Warburg Pincus & Co as WP VIII Nominee Outgoing
          Ref:             Jarden Corporation

If to Company:

         Bank:             Bank of America
         ABA #:            11100012
         Acct. #:          3752171695
         Ref:              Jarden Corporation

If to the Escrow Account:

         Bank:    National City Bank
         ABA#:    041000124
         BNF#:    2171150005490
         Attn:    Kim Lewis x 22493 or Dawn DeWerth x 29225
         Ref:     Jarden/Warburg Pincus Private Equity VIII, L.P.



         14. TERMINATION.

                (a) This Agreement shall terminate on the earliest to occur of:

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                    (i) the date on which the Escrow Agent shall have been
notified in joint writing by the Investor and the Company that this Agreement shall be terminated;

                    (ii) the date on which the Escrow Agent shall have delivered the entire Escrow Deposit to the Investor and the Company in accordance with the provisions of Sections 4 or 5; or

                    (iii) on June 19, 2005.

                (b) Upon termination of this Agreement as set forth in this
Section 14, the Escrow Agent shall be discharged from all further obligations or responsibilities hereunder. In the event this Agreement is terminated pursuant to Section 14(a)(iii), the Escrow Agent shall release the Escrow Deposit as follows:

                    (i) deliver the Stock Certificates to the Company; and

                    (ii) wire transfer the Escrow Cash in immediately available United States funds to the Investor's bank account set forth in Section 13(b).

         15. ENTIRE AGREEMENT. This Agreement and together with the Purchase Agreement (including the Exhibits and Disclosure Schedules hereto) with respect to the Interested Parties only, contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and may be amended, modified, supplemented or altered only by a writing duly executed by the Escrow Agent, the Company and the Investor, and any prior agreements or understandings, whether oral or written, are entirely superseded hereby.

         16. TAXATION OF INTEREST EARNED ON INVESTMENTS OF ESCROW DEPOSIT.

                (a) The parties hereby acknowledge that, for federal and state income tax purposes, the interest earned on the investment of the Escrow Deposit shall be income of the party to whom such interest is distributed and otherwise shall be reported as allocated to the Company. The Escrow Agent shall provide monthly transaction and asset holdings statement to the Interested Parties. The Interested Parties are solely responsible for following for proper tax treatment/reporting of the Escrow Deposit and the Escrow Agent shall not provide any tax reporting or accounting services.

                (b) The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.

                (c) The Company agrees (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Deposit or performance of other activities under this Agreement, (ii) to hold any required withholding and other taxes, assessments or other governmental charges, and provide any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with this Agreement, and (iii) to indemnify and hold the Escrow

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Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Deposit, the management established hereby, any payment or distribution of or from the Escrow Deposit pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

         17. NO OTHER THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         18. AMENDMENTS. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each party hereto. No waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

         19. WAIVER. The conditions to each party's obligation under this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

         20. SEVERABILITY. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of the Investor, the Company and the Escrow Agent) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         21. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

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

         22. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND INVESTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         23. COUNTERPARTS AND FACSIMILE. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

                                   * * * * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                          JARDEN CORPORATION, as the Company



                                          By:     /s/ Desiree DeStefano
                                             -----------------------------------
                                               Name:  Desiree DeStefano
                                               Title: Senior Vice President



                                          WARBURG PINCUS
                                                 PRIVATE EQUITY VIII, L.P.,
                                                 as Investor

                                          By: Warburg, Pincus & Co.,
                                              its General Partner



                                          By:    /s/  Timothy J. Curt
                                             -----------------------------------
                                               Name:  Timothy J. Curt
                                               Title: Partner



                                          NATIONAL CITY BANK, as Escrow Agent


                                          By:    /s/ James Schultz
                                             -----------------------------------
                                               Name: James Schultz
                                               Title: Vice President